EXHIBIT F

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”) is made as of January 24, 2022 between the United Mexican States (“Mexico”) and Deutsche Bank Trust Company Americas (the “Trustee”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Indenture.

WHEREAS, Mexico and the Trustee entered into an Amended and Restated Indenture, dated as of June 1, 2015, a copy of which is attached hereto as Exhibit A (the “Indenture”), providing for the issuance from time to time of Mexico’s Debt Securities (as defined therein); and

WHEREAS, Mexico and the Trustee wish to enter into this First Supplemental Indenture pursuant to Section 7.1 of the Indenture with respect to Debt Securities of any Series issued by Mexico on or after the date hereof (“Future Series”, such term to exclude, for the avoidance of doubt, Debt Securities issued after the date hereof forming part of any Series issued prior to the date hereof);

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1. (a) Section 9.8 is hereby amended and restated in its entirety to read as follows:

“Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall constitute but one and the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, or other transmission method), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The exchange of copies of this Indenture and of signature pages by portable document format (PDF) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.”

(b) Section 11.1 is hereby amended and restated in its entirety to read as follows:

“Modifications Not Requiring the Consent of Holders. Mexico and the Trustee may, without the vote or consent of any Holder of Debt Securities of any Series, agree to a Modification of Debt Securities of such Series or to this Indenture as it relates to that Series for the purpose of:

i. adding to Mexico’s covenants for the benefit of the Holders;

ii. surrendering any right or power conferred upon Mexico with respect to Debt Securities of that Series;

iii. securing the Debt Securities of that Series;

iv. curing any ambiguity or curing, correcting or supplementing any defective provision in the Debt Securities of that Series or the Indenture;

v. amending the Debt Securities of that Series or this Indenture in any manner which Mexico and the Trustee may determine and which does not materially adversely affect the interests of any Holders of Debt Securities of that Series; or

vi. correcting, in the opinion of the Trustee, a manifest error of a formal, minor or technical nature; or

vii. conforming the provisions of the Debt Securities of that Series to the description of such Debt Securities in the related prospectus or prospectus supplement.

Any such technical Modification shall be binding on all Holders of Debt Securities of that Series intended to be affected by the Modification and, unless the Trustee otherwise requires, any such technical Modification shall be notified by the Trustee to such Holders of Debt Securities as soon as practicable thereafter.

(c) The text of paragraph 12 of Exhibit C, Form of Reverse of Debt Securities, is hereby amended and restated in its entirety as follows:

“Further Issues of Debt Securities. Mexico may from time to time, without the consent of Holders of the Debt Securities, create and issue additional Debt Securities having the same Terms as the Debt Securities in all respects, except for issue date, issue price and the first payment of interest thereon. Additional Debt Securities issued in this manner will be consolidated with and will form a single Series with the previously Outstanding Debt Securities. Any additional Debt Securities subsequently issued that for U.S. federal income tax purposes (i) are not issued pursuant to a “qualified reopening” of the Debt Securities, (ii) are not treated as part of the same “issue” as the Debt Securities, and (iii) have greater than a de minimis amount of original issue discount shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes.”

SECTION 2. This First Supplemental Indenture supplements and to the extent set forth herein amends the Indenture and shall be a part, and subject to all the terms, thereof and shall be binding upon Debt Securities of any Series issued by Mexico after the date of this First Supplemental Indenture (excluding, for the avoidance of doubt, any Debt Securities issued after the date hereof but having the same terms and forming a single Series with Debt Securities of any Series of Debt Securities first issued prior to the date hereof). Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed.

SECTION 3. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall constitute but one and the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable transmission method), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The exchange of copies of this First Supplemental Indenture and of signature pages by portable document format (PDF) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

SECTION 4. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

[Signature page follows]

THE UNITED MEXICAN STATES

By:	/s/ María del Carmen Bonilla Rodríguez
Name:	María del Carmen Bonilla Rodríguez
Title:	Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	/s/ Luke Russell
Name:	Luke Russell
Authorized Signatory

By:	/s/ Chris Niesz
Name:	Chris Niesz
Authorized Signatory

[Signature Page to Supplemental Indenture]

EXHIBIT A

[Indenture to be attached]